                                                                  Exhibit (k)(4)

                   SUB-TRANSFER AGENCY AND REGISTRAR SERVICES
                                    AGREEMENT

                                 BY AND BETWEEN:

            Pioneer Investment Management Shareholder Services, Inc.
                         (PIONEER INVESTMENTS(R) LOGO)

                                       AND

                                   (AST LOGO)

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                              Dated: July 17, 2006

                                TABLE OF CONTENTS

Section 1.  Appointment of Agent                                               3
Section 2.  Standard Services                                                  4
Section 3.  Fees and Expenses                                                  6
Section 4.  Representations and Warranties of AST                              7
Section 5.  Representations and Warranties of the Company                      8
Section 6.  Reliance and Indemnification                                       8
Section 7.  Standard of Care                                                  10
Section 8.  Limitations                                                       10
Section 9.  Covenants of the Company and AST                                  11
Section 10. Term and Termination                                              12
Section 11. Assignment                                                        13
Section 12. Notices                                                           13
Section 13. Successors                                                        14
Section 14. Amendment                                                         14
Section 15. Severability                                                      14
Section 16. Governing Law                                                     14
Section 17. Descriptive Headings                                              14
Section 18. Third Party Beneficiaries                                         14
Section 19. Survival                                                          15
Section 20. Merger of Agreement                                               15
Section 21. Counterparts                                                      15
            Signatures                                                        16

              SUB-TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

     This Sub-Transfer Agency and Registrar Services Agreement (the Agreement"), dated as of July 17, 2006 is between Pioneer Investment Management Shareholder Services, Inc., a Delaware corporation and a member of the UniCredito Italiano banking group, register of banking groups (the "Company") as agent for (1) Pioneer High Income Trust, (2) Pioneer Municipal High Income Trust, (3) Pioneer Tax Advantaged Balanced Trust, (4) Pioneer Floating Rate Trust, (5) Pioneer Municipal High Income Advantage Trust and (6) Pioneer Interest Shares (each a "Fund" and collectively, the "Funds"), and American Stock Transfer & Trust Company, a New York corporation ("AST").

     WHEREAS, the Company is the transfer agent to the Funds and desires to appoint AST as sub-transfer agent, dividend disbursing agent and registrar;

     WHEREAS, AST desires to accept such appointment and perform the services related to such appointment;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Appointment of Agent

     1.01 The Company hereby appoints AST to act as sub-transfer agent and registrar for the common shares of beneficial interest of the Funds and for any such other shares of the Funds as the Company may request in writing ("the Shares") in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.

     1.02 In connection with the appointment of AST as sub-transfer agent and registrar for each Fund, the Company shall provide AST:

          (a) Specimens of the signatures of the officers of the Company and/or Fund authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;

          (b) A copy of the Certificate of Trust, Agreement and Declaration of Trust and by-laws for each of the Funds and, on a continuing basis, copies of all material amendments to any of the Agreements and Declarations of Trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and

          (c) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the company and/or the Funds authorized to sign stock certificates and bearing the Fund's corporate seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the company.

Section 2. Standard Services

     2.01 In accordance with the procedures established from time to time by agreement between the Company and AST, AST shall provide the following services:

          (a)  Create and maintain shareholder accounts for all Shares;

          (b) Provide online access capability for the Company's personnel, including "read-only" access to individual shareholder files;

          (c)  Review transfer documents and certificates for acceptability;

          (d)  Complete transfer debit and credit transactions;

          (e) Provide for the original issuance of shares as directed by the Company;

          (f)  Maintain Treasury accounts in book entry;

          (g) Furnish clear, simple, and detailed instructions to shareholders throughout the transfer process, as well as clear and concise written explanations of rejected transfers;

          (h)  Post transfers to the record system daily;

          (i) Prepare a list of shareholders entitled to vote at the annual or any special meeting as requested by the Company;

          (j) As required by the Company, mail all proxy materials to shareholders of record as of the proxy record date or provide a list of the names (and other relevant information) of such shareholders of record to a designated third party for purposes of such mailing (it being understood, however, that production of such external files shall be billable as an expense at AST's standard rates for the production of external tapes);

          (k) Tabulate returned proxy cards unless the Company selects a third-party proxy tabulator;

          (l) Provide the company with access to shareholder voting records via online access or by written report, prior to each Fund's annual or special meeting;

          (m) Provide appropriate responses to electronic, telephonic and written inquiries from each Fund's shareholders;

          (n) Provide an 800 toll-free number and toll number in conjunction with an interactive telephone system capable of providing information and handling shareholder requests without talking to a representative;

          (o) Prepare and submit appropriate tax and other reports required by State and Federal agencies, principal stock exchanges, and shareholders, as requested by the Company;

          (p) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, unless AST has received notice that such certificates were acquired by a bona fide purchaser. AST shall be entitled to demand an open penalty surety bond satisfactory to AST holding AST, the Funds and the Company harmless. AST shall be entitled to demand payment of the premium and processing fee for such open penalty surety bond from the shareholder. AST, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof without such indemnity; AST to perform required filing of regulatory (SIC and SEC) reports related to the recording, maintenance, and reporting of lost certificates.

          (q) Compute monthly or quarterly dividend payment, as the case may be, for each account as of the record date, balanced to the official share position;

          (r) Prepare and transmit payments for dividends and other distributions, including annual capital gains distributions and any other special distributions, requested by the Company and declared by each Fund, provided good funds for said dividends or distributions are received by AST on the morning of the payable date for said dividends or distributions;

          (s) Code lost accounts to suppress printing and mailing of checks in accordance with applicable policies and guidelines;

          (t) Replace lost or stolen dividend checks at a shareholder's request; and

          (u) Withhold taxes on dividends and other distributions at the appropriate rate when applicable.

          (v) Prepare and deliver, not less frequently than on a calendar quarter basis, compliance reports to the Company containing volumes and service standards related to activities AST is performing. Reports shall be delivered in a format mutually agreed to between the Company and AST and provide the Company with the necessary data to meet its required oversight of service providers' responsibilities.

     2.02 The Company shall have the obligation to discharge all applicable escheat and notification obligations. Notwithstanding the foregoing, upon request, AST will assist the Company in discharging these obligations. AST should be responsible for all escheatment activities and abandoned property filings.

     2.03 AST may, at its election, outsource any of the services to be provided hereunder, but shall retain ultimate responsibility for any of the services so provided. AST will notify the Company when a significant service(s) is outsourced.

     2.04 AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST.

     2.05 AST represents and warrants that it is in, and will continue to be in, substantial compliance with all laws and regulations applicable to the services to be performed hereunder, including without limitation
          Section 17 of the Securities Exchange Act of 1934 Act (the "1934 Act") and rules thereunder ("Applicable Law"). AST represents and warrants that it is registered as a transfer agent with the Securities and Exchange Commission pursuant to Section 17 of the 1934 Act and hereby undertakes to maintain its registration so long as it provides services hereunder. In addition, AST shall provide to the Company, at the time of appointment and annually thereafter, a report on the accounting controls of AST under Rule 17Ad-13 under the 1934 Act as well such certifications of compliance as may be reasonably requested by the Company or the Funds from time to time.

Section 3. Fees and Expenses

     3.01 Fees

          The Company agrees to pay AST fees for the service performed pursuant to this agreement in the amount of $1,000.00 per month, per Fund. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services.

     3.02 Out-of-Pocket Expenses

          (a) In addition to the fees paid under Section 3.01 above, the Company agrees to reimburse AST for all reasonable out-of-pocket expenses or other charges incurred by AST in connection with the provision of services to the Company (including attorneys fees) at AST's rates then in effect.

          (b) Notwithstanding section 3.03 below, AST reserves the right to request advance payment for substantial out-of-pocket expenditures.

     3.03. Payment of Fees and Expenses

          The Company agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of a billing notice. Interest charges will accrue on unpaid balances outstanding for more than sixty
          (60) days.

     3.04 Services Required by Legislation

          New or materially expanded services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by separate written agreement, provided that this provision shall not relieve AST from its obligations hereunder to comply with Applicable Law in providing the services under this Agreement.

Section 4. Representations and Warranties of AST

          AST represents and warrants to the Company that:

          It is a corporation duly organized and validly existing in good standing under the laws of the State of New York;

          It is duly qualified to carry on its business in the State of New
          York;

          It is empowered under Applicable Laws and by its Charter and By-laws to enter into and perform this Agreement; and

          All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

Section 5. Representations and Warranties of the Company

          The Company represents and warrants to AST that:

          It is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware;

          It is empowered under Applicable Laws and governing instruments to enter into and perform this Agreement;

          All corporate proceedings required by said governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement;

Section 6. Reliance and Indemnification

     6.01 AST may rely on any written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless, prior thereto, (a) the Company shall have advised AST in writing that it is entitled to rely only on written instructions of designated officers of the Company; (b) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (c) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also rely on advice, opinions or instructions received from the Company's legal counsel provided that AST acts reasonably pursuant to such advice. AST may, in any event, rely on advice received from its legal counsel at its own expense, provided that AST acts reasonably pursuant to such advice. AST may rely (a) on any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a Shareholder; (b) on any statement of fact contained in any such writing or other instruction which it in good faith does not believe to be inaccurate; (c) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (d) on the authenticity of any signature (manual or facsimile) appearing on any writing; and (e) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

     6.02 AST shall not be responsible for, and the Company shall indemnify and hold AST harmless from and against, any and all losses, damages, costs, charges, judgments, fines, amounts paid in settlement, counsel fees and expenses, payments, general expenses and/or liability (collectively, "Losses") arising out of or attributable to:

          (a) AST's (and/or its agents' or subcontractors') actions performed in its capacity as sub-transfer agent and/or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) The Company's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of the Company hereunder;

          (c)  Any action(s) taken in accordance with section 6.01 above;

          (d) Any action(s) performed pursuant to a written order or request issued by a statutory, regulatory, governmental or quasi-governmental body (AST shall, however, provide the Company with prompt notice upon receiving such order or request, unless AST is legally compelled not to do so), provided that AST's actions in response to such order or request are reasonable and that AST furnishes information only to the extent it is legally required, unless the Company has consented to such disclosure;

          (e) Any reasonable expenses, including attorney fees, incurred in seeking to enforce the foregoing indemnities.

     6.03 AST will research the records delivered to it on its appointment as agent if it receives a stock certificate not reflected in said records. If neither the Company nor AST is able to reconcile said certificate with said records (so that the transfer of said certificate on the records maintained by AST would create an overissue), the Company shall either increase the number of its issued shares, or acquire and cancel a sufficient number of issued shares, to correct the overissue.

     6.04 The Company shall not be responsible for, and AST shall indemnify and hold the Company and the Funds harmless from and against, any and all Losses arising out of or attributable to: (a) negligence or willful misconduct by AST (or one of its agents or subcontractors) in the performance of the services hereunder; (b) any breach of any covenant or obligation of AST (or one of its agents or subcontractors) contained in this Agreement; or (c) any failure by AST or one of its agents or subcontractors to comply with Applicable Law.

     6.05 The foregoing indemnities shall not terminate on termination of AST's acting as sub-transfer agent and/or registrar, and they are irrevocable. AST's acceptance of its appointment as sub-transfer agent and/or registrar, evidenced by its acting as such for any period, on the one hand, and the Company's receipt of such services, on the other hand, shall be deemed sufficient consideration for the foregoing indemnities.

Section 7. Standard of Care

          AST shall, at all times, act in good faith. AST agrees to use its best efforts, within reasonable time limits, to ensure the accuracy of all services performed under this Agreement.

Section 8. Limitations

          AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company's best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Company's charter, certificate of incorporation, or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

          AS TO ANY CLAIMS BETWEEN THE PARTIES (EXCLUDING THIRD PARY CLAIMS) IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

          AS TO ANY CLAIMS BETWEEN THE PARTIES (EXCLUDING THIRD PARY CLAIMS), NEITHER PARTY'S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF ALL FEES (EXCLUDING EXPENSES) TO BE PAID UNDER THIS AGREEMENT FOR A TWELVE MONTH PERIOD.

Section 9. Covenants of the Company and AST

     9.01 AST agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping of stock certificates.

     9.02 AST shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. AST agrees that all such records prepared or maintained by it relating to the services performed hereunder are the property of the Fund and will be preserved, maintained and made available to the Company or Fund in accordance with the requirements of law, and will be surrendered promptly to the Company on and in accordance with its request. However, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company and/or the Funds in accordance with AST's standard document and record retention practices and/or procedures so long as such destruction or disposal is consistent with Applicable Law and AST has provided reasonable notice to the Company.

AST will keep confidential all records and information provided by the Company or by the shareholders of a Fund, except to the extent disclosures are required by this Agreement or are required by a valid subpoena or warrant issued by a court of competent jurisdiction or by a state or federal agency, or by a U.S. or foreign governmental or regulatory authority with jurisdiction. The parties further agree that any Non-Public Personal Information, as that term is defined in Regulation S-P ("Reg. S-P") promulgated by the Securities and Exchange Commission that may be disclosed by the Company hereunder is disclosed for the specific purpose of permitting AST to perform the services set forth in this Agreement. AST agrees that, with respect to such information, it will comply with Reg. S-P and any other Applicable Law relating to privacy and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by Applicable Law. The prohibitions against disclosing information in this Section 9 shall not apply to the extent that AST must disclose such information to its subcontractor for purposes of providing services under this Agreement provided that the contract providing for such services by the subcontractor obligates the subcontractor pursuant to a provision substantially similar to this Section 9. AST agrees to make available to the company, a copy of AST's Privacy Policy, and to notify the Company promptly of material changes to its Privacy Policy. AST further agrees to notify the Company promptly of any violations to its Policy, material or otherwise, that result in a breach or potential breach of Company's data.

     9.03 AST and the Company agree that all confidential books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or as permitted by AST's privacy policy as then in effect.

Section 10. Term and Termination

     10.01 The initial term of this Agreement shall be three (3) years from the date first referenced above and the appointment shall automatically be renewed for one year successive terms without further action of the parties, unless written notice is provided by either party at least 90 days prior to the end of the initial or any subsequent period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of any Fund.

     10.02 In the event that AST commits any continuing breach of its material obligations under this Agreement, and such breach remains uncured for more than sixty (60) days after written notice by the Company (which notice shall explicitly reference this provision of the Agreement), the Company shall be entitled to terminate this agreement with no further payments other than (a) payment of any amounts then outstanding under this Agreement and (b) payment of any amounts required pursuant to Section 10.05 hereof.

     10.03 In the event that the Company terminates this Agreement other than pursuant to Sections 10.01 and 10.02 above, the Company shall be obligated to immediately pay all amounts that would have otherwise accrued during the term of the Agreement pursuant to Section 3 above, as well as the charges accruing pursuant to Section 10.05 below.

     10.04 In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than sixty (60) days, AST shall have the right to terminate or suspend its services after written notice by AST (which notice shall explicitly reference this provision of the Agreement) to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as sub-transfer agent and/or registrar on behalf of the Company, and shall not be deemed its agent for such purposes.

     10.05 Should the Company elect not to renew this Agreement or otherwise terminate this Agreement, AST shall be entitled to reasonable costs for records for delivery to its successor or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination. AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

Section 11. Assignment

          Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party.

Section 12. Notices

          Any notice or communication by AST or the Company to the other is duly given if in writing and delivered in person or mailed by first class mail (postage prepaid), telex, telecopier or overnight air courier to the other's address:

          If to the Company:

          Pioneer Investment Management Shareholder Services, Inc.
          ATTN: General Counsel
          60 State Street
          Boston, MA 02109

          If to AST:

          Mr. George Karfunkel
          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY 10038
          Telecopy No.: (718) 236-4588

          With a copy to:

          American Stock Transfer & Trust Company
          Attn: General Counsel
          59 Maiden Lane
          New York, NY 10038

          AST and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

Section 13. Successors

          All the covenants and provisions of this Agreement by or for the benefit of the Company or AST shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 14. Amendment

          This agreement may be amended or modified by a written amendment executed by both parties hereto.

Section 15. Severability

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be deemed replaced by an enforceable provision to the same or nearest possible effect.

Section 16. Governing Law

          This Agreement shall be governed by the laws of the State of New York.

Section 17. Descriptive Headings

          Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 18. Third Party Beneficiaries

          The provisions of this Agreement are intended to benefit only AST, the Company, the Funds and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

Section 19. Survival

          All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

Section 20. Merger of Agreement

          This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

Section 21. Counterparts

          This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

PIONEER INVESTMENT MANAGEMENT
SHAREHOLDER SERVICES, INC.


By. /s/ Tracy Cmar
    ---------------------------------
Name: Tracy Cmar
Title: Senior Vice President


AMERICAN STOCK TRANSFER &
TRUST COMPANY


By: /s/ Michael Karfunkel
    ---------------------------------
Name: Michael Karfunkel
Title: President

                                  AMENDMENT TO

                   SUB-TRANSFER AGENCY AND REGISTRAR SERVICES
                                    AGREEMENT

                                 BY AND BETWEEN:

            PIONEER INVESTMENT MANAGEMENT SHAREHOLDER SERVICES, INC.

                                       AND

                     AMERICAN STOCK TRANSFER & TRUST COMPANY

                             DATED: [_________] 2007

THIS AMENDMENT (this "Amendment"), dated as of [_________] 2007, is entered into by and between Pioneer Investment Management Shareholder Services, Inc., a Massachusetts corporation and a Member of the UniCredito Italiano Banking Group, Register of Banking Groups (the "Company") and American Stock Transfer & Trust company, a New York corporation ("AST").

WHEREAS, the Company and AST entered into a certain Sub-Transfer Agency and Registrar Service Agreement dated July 17, 2006 (the "Agreement") pursuant to which AST provides transfer agent and related services to the Company. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, the Company and AST desire to amend this Agreement as provided in the
Amendments:

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.   Amendments to Agreement

(a) The first paragraph of the Agreement is hereby amended to add an additional fund to be serviced under the agreement, Pioneer Diversified High Income Trust (the "Fund"). The Company is agent for the Fund and all services to be provided by AST under the Agreement will be provided to the Fund. All other appropriate provisions of the agreement will apply to the Fund, including but not limited to, Section 3, Fees and Expenses

(b) Section 2. Standard Services, 2.01, is hereby amended to add the following:

     (w) As required by the Company, AST will mail the Funds' Annual and Semiannual reports to shareholders. Each report will be mailed one business day after receipt by AST to shareholders of record as of the 30th calendar day after the date of the Annual or Semiannual report.

     (x) AST will comply with current IRS regulations, processes, and procedures as outlined in IRS Publication 1281 for B-Notice processing. Upon receipt of an IRS C-Notice, when appropriate, AST will code the shareholder account for backup withholding of taxes on dividends and other distributions at the appropriate rate. AST will timely file Form 945 with the IRS to report any amounts withheld on IRS Forms 1099-DIVand 1099-INT.

     (y) AST will mail IRS Forms 1099-DIV and 1099-INT to shareholders in a timely manner and in accordance with IRS regulations.

     Section 2. Standard Services, 2.05, is hereby amended to add the following:

     AST further represents and warrants that it is in compliance with Section 17f of the 1934 Act and that all AST employees are properly fingerprinted and that new employees will be fingerprinted. AST will submit new fingerprints to the appropriate authority for evaluation. When notified that any employee(s) or potential employee(s) has been convicted of a crime, AST will not employ or will dismiss such employee(s). AST further represents and warrants that it is in compliance with Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations and that it is in compliance with SEC Regulation S-P and will safeguard and protect shareholders information in accordance with Regulation S-P.